Exhibit 10.1

SEVENTEENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
DATED OCTOBER 22, 2001

This Seventeenth Amendment to Loan and Security Agreement (the “Seventeenth Amendment”) is made as of this 29th day of October, 2010 by and between SeaChange International, Inc., a Delaware corporation with its principal place of business at 50 Nagog Park, Acton, Massachusetts 01720 (the “Borrower”) and RBS Citizens, National Association, successor by merger with Citizens Bank of Massachusetts, a national banking association with offices at 28 State Street, Boston, Massachusetts (the “Lender”) in consideration of the mutual covenants contained herein and the benefits to be derived herefrom.  Unless otherwise specified, all capitalized terms shall have the same meaning herein as set forth in the Agreement (as defined below).

WITNESSETH:

WHEREAS, on October 22, 2001, the Borrower and the Lender entered into a loan arrangement (the “Loan Arrangement”) as evidenced by, amongst other documents and instruments, a certain Loan and Security Agreement as amended from time to time (as may be further amended from time to time, the “Agreement”) by and between the Borrower and the Lender pursuant to which the Lender agreed to provide certain financial accommodations to or for the benefit of the Borrower; and

WHEREAS, the Borrower has requested that the Lender amend certain terms and conditions of the Agreement all as set forth herein, and

WHEREAS, the Lender has agreed to so amend the Agreement provided the Borrower and the Lender entered into this Seventeenth Amendment; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Section 5(a) of the Agreement is hereby amended by deleting the phrase “the lesser of (i) the Borrowing Base (as defined below, or (ii)”.

2.	Sections 5(c), (f), 12(e) (i) through and including (iii) of the Agreement are hereby deleted in their entirety.

3.	Section 5(d) of the Agreement is hereby amended by deleting “Fifteen Million ($15,000,000.00) Dollars” and replacing it with “Twenty Million ($20,000,000.00) Dollars”.

4.
Section 5(g) of the Agreement is hereby amended by deleting “Two Million ($2,000,000.00) Dollars” from the definition of Letter of Credit Limit and replacing it with “Five Million ($5,000,000.00) Dollars.  The amount available under the Letter of Credit Limit shall be reduced by the Business Card Limit.  As used herein “Business Card Limit” shall mean the aggregate maximum credit limit on all business credit cards issued by the Lender to or on behalf of the Borrower.

5.	Section 5(h)(i) of the Agreement is hereby amended by deleting all of the references to “Borrowing Base” and replacing it with “Credit Limit”.

6.	Section 5(k) of the Agreement is hereby amended by deleting “one quarter of one percent (.25%) per annum” and replacing it with “three eighths of one percent (.375%) per annum”.

7.	Section 6 of the Agreement is hereby deleted in its entirety.

8.	Section 13(z) of the Agreement is hereby deleted and replaced with the following:

“(z)           The Borrower shall cause all material domestic subsidiaries to guaranty the Obligations of the Borrower to the Bank in the form of Exhibit Guaranty annexed hereto.  Borrower shall pledge 65% of its interest in all material foreign subsidiaries in the form of Exhibit Pledge Agreement annexed hereto.  All guaranties and pledges shall be accompanied by such due diligence as requested by the Lender.  As used herein a “material subsidiary” shall be a direct or indirect subsidiary of the Borrower that owns fifteen percent (15%) or more of the total assets (exclusive of goodwill and client contracts) of the Borrower at the most recent quarter end or contributes at least fifteen percent (15%) of the total sales of the Borrower for the trailing twelve (12) month period at most recent quarter end.  A foreign subsidiary shall be any direct or indirect subsidiary of the Borrower that is not incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.  The Borrower shall notify the Bank in writing upon a subsidiary becoming a material subsidiary and shall include in its quarterly compliance certificate a list of all subsidiaries with a designation of which subsidiary is a material subsidiary.”

9.	The Agreement is hereby supplemented by adding the following Section as Section 14 (b):

“(Fixed Charge Coverage) permit, for the twelve-month period ending on the last day of any fiscal quarter, the ratio of cash flow to fixed charges to be less than 1.2 to 1 until January 31, 2011 and 1.5 to 1 thereafter, tested quarterly.”

10.	The definition of “fixed charges” after Section 14(o) of the Agreement is hereby deleted and replaced with the following:

“fixed charges” shall mean interest, plus CMLTD, plus operating lease expense, plus all earnout payments and commencing after January 31, 2011, all deferred purchase payments from acquisitions.”

11.	Section 19(a) of the Agreement is hereby amended by deleting “October 31, 2010 and replacing it with ‘October 31, 2012”.

12.	The Compliance Certificate annexed to the Agreement as Exhibit 2 is hereby deleted and replaced by the attached Exhibit 2.

13.
The Borrower hereby agrees that the liabilities, obligations and indemnity of the Borrower under the Agreement shall be secured by any and all collateral now or hereafter granted to the Lender by the Borrower.

14.
The Borrower and each guarantor signing below hereby acknowledge and agree that the Borrower has no offsets, defenses or counterclaims against the Lender with respect to the Loan Arrangement or otherwise, and to the extent that the Borrower or guarantor has any such offsets, defenses or counterclaims against the Lender, then the Borrower and each guarantor hereby affirmatively WAIVES and RENOUNCES any such offsets, defenses or counterclaims.

15.
This Seventeenth Amendment and all other documents executed in connection herewith incorporate all discussions and negotiations between the Borrower and the Lender either expressed or implied, concerning the matters contained herein and in such other instruments, any statute, custom or use to the contrary notwithstanding.  No such discussions or negotiations shall limit, modify or otherwise effect the provisions hereof.  The modification amendment, or waiver of any provision of this Seventeenth Amendment, the Agreement or any provision under any other agreement or document entered into between the Borrower and the Lender shall not be effective unless executed in writing by the party to be charged with such modification, amendment or waiver, and if such party be the Lender, then by a duly authorized officer thereof.

16.
Except as specifically modified herein, the Agreement shall remain in full force and effect as originally written, and the Borrower hereby ratifies and confirms all terms and conditions contained in the Agreement.

17.	This Seventeenth Amendment shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts and shall take effect as a sealed instrument.

IN WITNESS WHEREOF, the parties hereof have set their hands and seals as of the date first written above.

SEACHANGE INTERNATIONAL, INC.

By: /s/ Kevin Bisson
Name: Kevin Bisson
Title: Senior V.P. and CFO

RBS CITIZENS, NATIONAL ASSOCIATION

By: /s/ William M. Clossey
Name: William M. Clossey
Title: Vice President

The undersigned guarantor hereby consents to the foregoing Seventeenth Amendment and acknowledge that its guaranty remains in full force and effect and that the guarantor remains obligated thereunder.

SEACHANGE HOLDINGS INC.

By: /s/ Kevin Bisson
Name: Kevin Bisson
Title: Senior V.P. and CFO